UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BofI HOLDING, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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BOFI HOLDING, INC.

September 27, 2010

Dear Shareholder:

The Board of Directors and I would like to extend you a cordial invitation to attend the Annual Meeting of Shareholders of BofI Holding, Inc. (the “Company”). The meeting will be held on Thursday, October 21, 2010 at 2:00 PM at the Estancia La Jolla Hotel, 9700 N. Torrey Pines Road, La Jolla, California 92037.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly owned subsidiary, Bank of Internet USA (the “Bank”). Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Gregory Garrabrants President and Chief Executive Officer

12777 High Bluff Drive, Suite 100, San Diego, CA 92130 858/350-6200

BOFI HOLDING, INC.

12777 High Bluff Drive, Suite 100

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 21, 2010

NOTICE TO THE SHAREHOLDERS OF BOFI HOLDING, INC.

The 2010 Annual Meeting of Shareholders of BofI Holding, Inc. (the “Company”) will be held at the Estancia La Jolla Hotel, 9700 N. Torrey Pines Road, La Jolla, California 92037, on Thursday, October 21, 2010 at 2:00 PM, Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following two nominees to serve as directors for a three-year term or until their successors are elected and have qualified:

Edward J. Ratinoff and Gordon L. Witter, Jr.

2.	Ratification of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only Shareholders of record at the close of business on September 1, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

September 27, 2010	Gregory Garrabrants
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. RETURNING THE ENCLOSED PROXY WILL ENSURE THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

i

BOFI HOLDING, INC.

12777 High Bluff Drive, Suite 100

San Diego, CA 92130

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:00 PM Pacific Time, October 21, 2010

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of BofI Holding, Inc., a Delaware corporation (the “Board of Directors” or the “Board” and the “Company”, respectively), for use at the 2010 Annual Meeting of Shareholders, which will be held on Thursday, October 21, 2010, at 2:00 PM, Pacific Time, at the Estancia La Jolla Hotel, 9700 N. Torrey Pines Road, La Jolla, California 92037 and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about September 27, 2010.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.

Who May Vote?

If you were a Shareholder on the records of the Company at the close of business on September 1, 2010, you may vote at the 2010 Annual Meeting, either in person or by proxy. On that day, there were 10,201,263 shares of our common stock outstanding and entitled to be voted.

How Many Votes Do I Have?

Each share is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces an intention to cumulate votes in the election of directors prior to the voting, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be two) multiplied by the number of shares which the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them among the two nominees in such proportions as the shareholder may choose.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted FOR the election of the Directors nominated by the Board and FOR the ratification of Crowe Horwath LLP as our independent registered public accounting firm.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your stock is held in a brokerage account or by a nominee, please read the information below under caption “How Do I Vote Shares Held by Brokers, Banks and Other Nominees?” and “What Vote is Required to Take Action” regarding how your shares may be voted.

How Do I Vote?

Voting by Proxy. Shareholders may complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except, as described below, for shares held by brokers, banks and other nominees). If you forget to sign your proxy card, your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Voting In Person at the Annual Meeting. Alternatively, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy that will enable you to vote your shares in person at the Annual Meeting.

How Do I Vote Shares Held by Brokers, Banks and Other Nominees?

If you hold your shares of common stock in a broker, bank or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker, bank, or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are transmitted by nominee holders on your behalf will count toward a quorum and will be voted as instructed by you as beneficial holder of the shares. If you fail to provide voting instructions to your broker or other nominee, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Board’s Director nominees (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules).

What Vote is Required to Take Action?

Quorum Requirement. Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Votes Required to Elect Directors. Assuming a quorum of the shareholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of Directors. As a result, the two nominees who receive the highest number of votes cast will be elected.

Any shares voted to “Withhold Authority” will have no effect on the outcome of the election of directors at the Annual Meeting. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, are not counted as votes cast. However, shares voted to Withhold Authority and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How Can I Revoke My Proxy?

If you are a registered owner and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

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Sending a written notice to revoke your proxy to the Secretary of the Company, at 12777 High Bluff Drive, Suite 100, San Diego, CA 92130. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.

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Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.

However, if a broker or other nominee holder holds your shares, you will need to contact your broker or the nominee holder if you wish to revoke your proxy.

ITEM 1. ELECTION OF DIRECTORS

Board Nominees

Two directors will be elected at the Annual Meeting to hold office for a three-year term expiring at the 2013 Annual Shareholders Meeting or until their successors are elected and have qualified. The Board of Directors has nominated the two persons named below for election to the Board. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of these nominees. If, prior to the Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.

Vote Required and Recommendation of the Board of Directors

The two nominees receiving the most votes cast in the election of Directors by holders of shares of common stock present or represented by proxy and entitled to vote at the Meeting will be elected to serve as Directors of the Company for the ensuing three years. As a result, shares as to which the authority to vote is withheld, which will be counted, and broker non-votes, which will not be counted, will have no effect on the outcome of the election of directors.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders shall have the discretion to allocate and cast the votes represented by the proxies they hold among the nominees named below in such proportions as they deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Board Nominees - 2010

The following provides information regarding each of the nominees selected by the Board for election to the Company’s Board of Directors at the 2010 Annual Meeting, including their age and the year in which they first became a director of the Company, their business experience, the name of publicly-held companies (other than the Company), where they currently serve as a director or served as a director during the past five years, if any, and additional information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that such person should serve as a director for the Company:

Edward J. Ratinoff. Mr. Ratinoff, age 45, has served as a member of the Board of Directors of the Company since April 2010 and is Chairman of the Bank’s Internal Asset Review (IAR) Committee.

Mr. Ratinoff’s prior experience, qualifications and attributes include being a Managing Director and Head of Acquisitions for Phoenix Realty Group, an institutional real estate investment firm focused on opportunistic multifamily investments. Mr. Ratinoff oversees the investment program for two fund vehicles totaling approximately $400 million in equity, directs acquisition teams in Los Angeles and New York, and is a member of the firm’s investment committee. Prior to joining Phoenix Realty Group, Mr. Ratinoff held the position of Managing Director and west coast head for the J.E. Robert Companies. In this role, Mr. Ratinoff was responsible for all equity and debt transactions throughout the western United States for the real estate investment funds sponsored by the firm and was a member of the investment committees for both JER Partners and JER Investors Trust (NYSE: JRT). Mr. Ratinoff was also responsible for directing JER’s multifamily investment strategy in the United States, acquiring 2,300 apartment units in Seattle, Atlanta and Detroit. During his tenure Mr. Ratinoff led the acquisition of approximately $1.0 billion in assets representing multiple real estate sectors and geographies. Prior to joining JER, Mr. Ratinoff served as Principal with Fowler Flanagan Partners, where he either led or participated in the acquisition, financing and renovation of approximately 3,000 apartment units in California, Seattle, Arizona, Texas and Missouri. Mr. Ratinoff also held senior positions focusing on real estate investment banking with McDonald Investments, Chase Securities and BT Alex. Brown, executing public and private capital markets transactions for west coast-based real estate companies. Mr. Ratinoff received a BA in Architecture and City Planning from the University of California, Berkeley, and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Ratinoff has not held any other prior public company directorship within the last five years.

Gordon L. Witter, Jr. Mr. Witter, age 75, has served as a member of the Board of Directors of the Company since July 1999 and is Chairman of the Company’s Compensation Committee.

Mr. Witter brings extensive knowledge and experience regarding the Company’s businesses gained from his many years of service on the Company’s Board. Mr. Witter is a retired Chief Pilot for American Airlines. He later formed Witter Associates, a multi-disciplined flight operations consulting firm and in 1997 co-founded Air Carrier Associates, Inc., a firm specializing in risk management issues for airline and general aviation clients. He is retained by a major defense manufacturer as a consultant in areas of civil certification and marketing and is an active provider of technical expertise for aviation law firms. Mr. Witter serves as a Director of Sharp Healthcare and Chairman of its Audit and Corporate Compliance Committee. He is also Chairman of the Board of Sharp Healthcare Foundation and Chairman Emeritus of the San Diego Air and Space Museum.

Current Directors - Term expires in 2010, not running for re-election

Thomas J. Pancheri. Mr. Pancheri, age 50, elected not to stand for re-election as a director and therefore, was not nominated by the Board of Directors. Mr. Pancheri served as a member of the Board of Directors of the Company since July 1999.

Mr. Pancheri is the Chief Executive Officer of San Diego Pension Consultants, Inc., founded in July of 1981 which specializes in design and administration of all types of retirement plans. Mr. Pancheri was the Charter President of the San Diego chapter of the National Institute of Pension Administrators. He has been a member of the Western Pension & Benefits Conference. San Diego Pension Consultants, Inc. is the main division of Pen/Flex, Inc. which services roughly 1,500 qualified plans, primarily in the San Diego area. The other division is Complete Pension Services, which handles approximately 330 Plans in the Los Angeles and Orange counties.

Current Directors - Terms expire after 2010

Theodore C. Allrich. Mr. Allrich age 64, has served as Chairman of the Board of Directors of the Company since October 2009 and served as Vice Chairman of the Board of Directors of the Company since 1999.

Mr. Allrich has extensive knowledge of the financial services industry as the founder of The Online Investor (<http://www.theonlineinvestor.com>), a financial educational website based on his book of the same name. He has served as an investment advisor with his own firm, Allrich Investment Management, from June 1991 to June 2003. Prior to starting his own firm, Mr. Allrich spent 20 years with various Wall Street brokerage firms, where he was involved with investment banking, fixed income sales and management, specializing in mortgage-backed securities, institutional equity sales and trading. His last position with a brokerage firm was in 1990 as the regional manager for high grade fixed income investments with Drexel Burnham Lambert in San Francisco. Mr. Allrich holds a Bachelor of Arts degree from the University of California at Davis and a Master of Business Administration degree in Finance from Stanford University.

John Gary Burke. Mr. Burke, age 65, has served as a member of the Board of Directors of the Company since October 2005.

Mr. Burke brings extensive leadership and business management as President and sole shareholder of Truck World, Inc., a wholesale and retail petroleum marketing company, based in the Youngstown, Ohio area. Truck World, Inc. is a retail jobber for Shell Oil and Marathon Ashland Petroleum. Since founding the company in 1972, he has built, developed, opened and operated convenience stores and truck stops. Additionally, in 1980, Mr. Burke acquired and operated four pipeline terminals on the Buckeye Pipeline System and became involved with various aspects of distribution, including scheduling, trading and hedging. Mr. Burke served as a Director of the Ohio Petroleum Marketing Association for nine years during this time. Mr. Burke is also President and sole shareholder of J. Gary Burke Corporation, a real estate holding company that owns and manages properties in various states. Most recently, J. Gary Burke Corporation processed the entitlements and developed the site improvements for a 40-acre industrial park in Otay Mesa, California. Before serving in the United States Navy as a Naval Aviator from 1968 to 1971, Mr. Burke earned his BSME degree from the University of Miami, Florida.

Nicholas A. Mosich. Mr. Mosich, age 55, has served as a member of the Board of Directors of the Company since May 2009.

Mr. Mosich has extensive knowledge of real estate and investment banking industry acquired through his career as a Managing Member of Ion Capital Partners, LLC., and a general partner of Ion California Land Fund, LP a discretionary investment fund that is acquiring distressed residential development projects in California. Mr. Mosich brings 26 years of capital markets and business management experience, most recently as an Executive Vice President, Executive Committee Member and Member of the Board of Directors of The Seidler Companies Incorporated, a NYSE member firm. While at Seidler, Mr. Mosich was responsible for its Orange County Office, overseeing its Private Client Service operations and Investment Banking Operations. He was also a producing Managing Director of its Community Bank Group. While at Seidler, he was active in mergers and acquisitions, raising public and private capital for emerging growth companies and for raising capital for banks including an active role as a co-manager of BofI Holding, Inc.’s IPO. In January of 2001, he merged his predecessor firm, Hagerty Stewart & Associates, Inc., into Seidler. Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa, where he was active in funding later stage venture companies and structuring private investments in public companies. Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received his M.B.A from Stanford University.

Jerry F. Englert. Mr. Englert, age 69, has served as Vice Chairman of the Board of Directors of the Company since October 2009. Mr. Englert served as Chairman of the Board from July 1999 to October 2009 and served as President and Chief Executive Officer of the Company from July 1999 to October 2004.

Mr. Englert brings leadership and capital raising expertise as a founder of Bank of Del Mar and its Vice Chairman from 1989 to 1994. Mr. Englert served as the President, Chief Executive Officer and a Director of Winfield Industries from 1972 until it was sold to Maxxim Medical in 1991. From 1968 to 1972, he was Vice President of Marketing for IVAC Corporation and from 1963 to 1968; he was a Regional Sales Manager for Baxter Health Care, Inc. Mr. Englert holds a Bachelor of Arts degree from Morris Harvey College. In addition, Mr. Englert received an honorary Ph.D. from the University of Charleston.

Gregory Garrabrants. Mr. Garrabrants age 38, has served as President and Chief Executive Officer of the Company since October 2007 and as a director of the Company since March 1, 2008.

Mr. Garrabrants has extensive knowledge of the financial services industry, as wells as leadership and business management with more than 12 years of experience in financial services. Mr. Garrabrants began his career at Deloitte & Touche, LLP. Thereafter, Mr. Garrabrants worked at McKinsey & Company. While at McKinsey, Garrabrants advised top management of financial institutions on strategy development, marketing and sales force effectiveness, and acquisition and joint venture opportunities. After McKinsey, Mr. Garrabrants worked for Goldman Sachs as an investment banker from 2004 to 2006. Prior to joining the Company, Mr. Garrabrants lead the business development group responsible for merger and acquisitions, joint ventures, and strategic alliances at what was then the nation’s seventh largest thrift from 2006 to 2007. Mr. Garrabrants earned his degree of Juris Doctorate Magna Cum Laude, and his M.B.A., with highest distinction, from Northwestern University, and he earned a Bachelor of Science in Engineering from the University of Southern California. Mr. Garrabrants is a Chartered Financial Analyst.

Paul Grinberg. Mr. Grinberg, age 49, has served as a member of the Board of Directors of the Company since April 2004 and is Chairman of the Company’s Audit Committee.

Mr. Grinberg brings extensive accounting and financial reporting expertise as the Executive Vice President, CFO and Treasurer of Encore Capital Group, Inc., (NASDAQ: ECPG), a purchaser of charged-off, unsecured consumer loans, where he has been employed since September 2004. From May 2003 to January 2005, Mr. Grinberg served as the President and CEO of Brio Consulting Group, Inc., a consulting firm that he founded that provided financial strategy and analysis to private-equity and venture-backed companies. From 1997 to 2003, he held the CFO position for private and public companies, including Stellcom, Inc. and TeleSpectrum Worldwide Inc. (NASDAQ: TLSP), both located in San Diego. He was also a partner and senior member in the Merger and Acquisition Services Group of Deloitte & Touche in New York. Mr. Grinberg’s strengths have been in accounting, SEC reporting, raising capital, financial strategy, providing leadership in investor relations, and M&A activities. Mr. Grinberg has extensive experience with high-growth situations, venture/private equity backed companies and public companies. a company he founded that provided financial consulting services, primarily to small and mid-size private equity and venture-backed companies. Mr. Grinberg is a CPA in the state of New York and holds a Bachelor of Science degree in accounting from Yeshiva University and a Masters of Business Administration degree in Finance from Columbia University’s Graduate School of Business.

There are no family relationships among any of the officers or directors.

Resignation of Vice Chairman and Election of New Vice Chairman October 2010

On August 26, 2010, Mr. Englert, the Vice Chairman of the Board of Directors of the Company, announced his resignation as Vice Chairman effective October 22, 2010. Mr. Englert will remain a director of the Company. Also, on August 26, 2010, the Board elected Mr. Mosich to serve as Vice Chairman of the Board of Directors of the Company effective October 22, 2010.

Corporate Governance

The Role of the Board of Directors

In accordance with our Bylaws and Delaware law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, including the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Board of Directors Composition and Independence

Our Board of Directors is authorized to have up to ten members and nine members are currently on the Board. In accordance with the terms of our Amended and Restated Certificate of Incorporation and Bylaws, our Board of Directors was divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The Class I directors are Messrs. Allrich, Burke and Mosich and their terms will expire at the 2011 annual meeting of stockholders;

•	The Class II directors are Messrs. Englert, Garrabrants and Grinberg and their terms will expire at the 2012 annual meeting of stockholders; and

•	The Class III directors are Messrs. Pancheri, Ratinoff and Witter and their terms will expire at the 2010 annual meeting of stockholders.

The authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on election of directors.

The Board has determined that eight members of the Board are independent under the definition of independence set forth in NASDAQ’s listed company rules. Mr. Garrabrants is not independent because he is our Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

All of the members of the Audit and Compensation Committees of the Board are independent directors.

Board Leadership Structure

Currently, Mr. Garrabrants serves as the Chief Executive Officer of the Company, while Mr. Allrich, who is independent, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Garrabrants to focus on the Company’s operations and strategy, while Mr. Allrich, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for board consideration without immediately involving the Chief Executive Officer or other management.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit Committee, the Nominating, and the Compensation Committee as well as two Risk Committees, the Internal Asset Review (IAR) and the Asset and Liability Committees (ALCO), coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Corporate Governance Principles

Our Directors are committed to having sound corporate governance principles that assist them in fulfilling their oversight duties. These principles are essential to maintaining the Company’s integrity in the marketplace. In January 2005, our Board formally adopted Corporate Governance Guidelines of BofI Holding, Inc. (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

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Director Qualifications, which addresses a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

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Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

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Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

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Regularly Scheduled Executive Sessions of the Board, without Management. Our Governance Guidelines also provide for the Audit Committee to meet with the Company’s outside auditors separately from management.

Board Meetings and Attendance

Our Board members are encouraged to prepare for and attend all Board of Director and shareholder meetings and the meetings of the Board committees on which they are members. During the 2010 fiscal year, the Boards of Directors of the Company and the Bank held a total of 11 meetings and 11 meetings, respectively. All of our directors attended at least 80 percent of the total of those meetings and the meetings of the Board committees on which they served. All of our directors attended our Annual Meeting of Shareholders held in October 2009.

Code of Business Conduct

We have adopted a Code of Business Conduct for our directors, officers and employees and a specific Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer. A copy of our Code of Business Conduct and Code of Ethics can be found at the Corporate Governance section of our website at www.bofiholding.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have certified our SEC filings as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable to us. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.

You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.bofiholding.com.

Committees of the Board of Directors

The Board has three standing committees: Audit, Compensation and Nominating. A description of the general functions of the Committees, the composition of each of those Committees and the number of meetings held by those Committees for the 2010 fiscal year are set forth below.

Audit Committee. The members of the Audit Committee are Paul Grinberg, its Chairman, Thomas J. Pancheri, Gordon L. Witter, Jr., and Nicholas A. Mosich. All of the members of the Audit Committee are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Grinberg meets the definitions of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of that Audit Committee Charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Audit Committee held seven meetings during fiscal 2010. The Audit Committee also meets with our outside auditors and members of management, separately.

Compensation Committee. The Compensation Committee is comprised of the following directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Gordon L. Witter, Jr., who serves as the Committee’s Chairman, John Gary Burke, Paul Grinberg and Thomas J. Pancheri. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans for our executive officers. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Compensation Committee held four meetings during fiscal 2010.

Nominating Committee. The members of the Nominating Committee are Jerry F. Englert, its Chairman, Paul Grinberg and Gordon L. Witter, Jr. The Committee will identify and screen new candidates for Board membership. Each member of the Committee is an “independent director” within the meaning of the NASDAQ listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Committee met twice during fiscal 2010 in its role as Nominating Committee.

The Director Nominating Process. In identifying new Board candidates, the Nominating Committee will seek recommendations from existing board members and executive officers. The Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it identifying qualified candidates for the Board.

In considering potential new directors and officers, the Committee will review individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Committee’s attention, there is the further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees.

A review is made of the activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on the Board. In making its selection, the Committee will bear in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole.

PRINCIPAL HOLDERS OF COMMON STOCK

This table shows information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have owned more than 5% of the 10,201,263 outstanding shares of our common stock on September 1, 2010. Included in the shares beneficially owned are (i) shares that could be purchased under stock options granted to directors as of September 1, 2010 and exercisable within 60 days after September 1, 2010; and (ii) restricted stock units that vest within 60 days after September 1, 2010.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Michael A. Chipman[1]	809,527	7.94%
Jerry F. Englert[2]	648,150	6.33%
Scott L. Barbee[3]	570,313	5.59%
John Gary Burke[4]	513,459	5.03%

(1)	Based on a review of the Schedule 13G filed by The Chipman First Family Limited Partnership and Michael and Evelyn Chipman with the SEC on February 13, 2009. Mr. Chipman is a former director and holds his common stock in The Chipman First Family Limited Partnership. Chipent, LLC is the general partner of The Chipman First Family Limited Partnership and Michael and Evelyn Chipman are sole members and sole managers of Chipent, LLC. The sole limited partner of the holder is M&E Chipman Living Trust 9/28/95, of which Michael and Evelyn Chipman are the sole trustees and the settlers which has sole voting and dispositive power with respect to the 809,527 shares.
(2)	Mr. Englert is a director and holds his common stock in The Englert Family Trust. The amount set forth includes exercisable options to purchase 38,463 shares of the Company’s common stock.
(3)	Based solely on a review of the Schedule 13G filed by Scott L. Barbee and Aegis Financial Corporation with the SEC on February 12, 2010. The address for Aegis Financial Corporation is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201. As reported on the Schedule 13G, Mr. Barbee is an individual who has sole voting and dispositive power with respect to 570,313 shares.
(4)	Mr. Burke is a director and his ownership excludes 12,000 shares held by his children for which Mr. Burke does not have voting or dispositive power over these shares. The amount set forth includes exercisable options to purchase 12,900 shares of the Company’s common stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of September 1, 2010 regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Officers”), and (iii) all of the current directors and executive officers as a group. Included in the common stock column below are restricted stock units that vest within 60 days after September 1, 2010. Included in the shares beneficially owned are shares that could be purchased under stock options granted to directors and officers as of September 1, 2010 and exercisable within 60 days after September 1, 2010. The percent of outstanding shares of our common stock is based upon outstanding shares at September 1, 2010. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

Name	Common Stock[1]	Options Exercisable[2]	Total Beneficial Ownership	Percent of Outstanding Shares
Jerry F. Englert[3]	609,687	38,463	648,150	6.33%
John Gary Burke[4]	500,559	12,900	513,459	5.03%
Thomas J. Pancheri[5]	151,074	23,668	174,742	1.71%
Andrew J. Micheletti[6]	16,557	128,750	145,307	1.41%
Gregory Garrabrants[7]	52,031	—	52,031	*
Theodore Allrich[8]	52,679	39,825	92,504	*
Gordon L. Witter, Jr.[9]	63,195	23,668	86,863	*
Paul Grinberg[10]	20,310	23,800	44,110	*
Nicholas Mosich[11]	9,659	—	9,659	*
James Thomas[12]	963	—	963	*
Craig Cross[13]	409	—	409	*
All current directors and executive officers as a group (11 persons)	1,477,123	291,074	1,768,197	16.81%

*	Less than one percent.
(1)	All fractional shares have been rounded to the closest whole share.
(2)	In accordance with applicable SEC rules, only options that are exercisable within 60 days after September 1, 2010.
(3)	Mr. Englert is a director and holds his common stock in The Englert Family Trust.
(4)	Mr. Burke is a director and his ownership excludes 12,000 shares held by his children for which Mr. Burke does not have voting or dispositive power over these shares.
(5)

Mr. Pancheri is a director and holds 108,799 shares, 7,875 shares and 5,000 shares of the Company’s common stock in The Thomas J. Pancheri Separate Property Trust, Pancheri Enterprises and TJP Enterprises, Inc., respectively. Mr. Pancheri is the sole trustee of The Thomas J. Pancheri Separate Property Trust, the sole general partner of Pancheri Enterprises and the chief executive officer and sole director of TJP Enterprises, Inc. In addition, 21,000 shares are held in the names of Mr. Pancheri’s children.

(6)	Mr. Micheletti is the chief financial officer.
(7)	Mr. Garrabrants is the president, chief executive officer and a director. Common stock above does not include 41,500 restricted stock units, that have vested, but were deferred receipt.
(8)	Mr. Allrich is a director.
(9)	Mr. Witter is a director.
(10)	Mr. Grinberg is a director. Common stock above does not include 3,066 restricted stock units, that have vested, but were deferred receipt.
(11)	Mr. Mosich is a director.
(12)	Mr. Thomas is a named officer.
(13)	Mr. Cross is a named officer.

Compensation of Non-Employee Directors

The Company’s Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board and the Compensation Committee are guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

•	Compensation should align the directors’ interests with the long-term interests of shareholders; and

•	Compensation should assist with attracting and retaining qualified directors.

The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to non-employee directors for their service on our Board:

Cash Compensation

Company non-employee directors received the following cash payments for their service on our Board of Directors and Board committees during fiscal 2010:

Amount
Annual cash retainer	$30,000
Chairman fee[1]	50,000
Chairman audit committee fee	20,000
Vice-chairman fee	10,000
Chairman compensation committee fee	10,000

(1)	Effective October 22, 2009 the annual Chairman fee increased from $25,000 to $50,000.

The Company did not provide perquisites to any director in an amount that is reportable under applicable SEC rules and regulations. The Company directly pays or reimburses all non-employee directors for parking, travel and accommodation expenses in connection with attendance at Board and committee meetings.

Equity Compensation

Each non-employee director is eligible for an annual grant of options and restricted stock issued from our 2004 Stock Incentive Plan, as recommended by our Compensation Committee. The amounts of the annual non-employee director awards are discretionary from year-to-year. The options and restricted stock that the Company awards to our directors vests over three years, one-third each anniversary of the date of grant.

Company non-employee directors will receive each year the following grant of restricted stock units for their service on our Board of Directors and Board committees:

Amount
Director	3,600
Chairman	10,000
Chairman audit committee	4,600
Vice-chairman	4,600
Chairman compensation committee	4,000

On August 26, 2010, the Board of Directors of BofI Holding, Inc. granted the above amounts of restricted stock units to the non-employee directors for a total of 35,200 restricted stock units. The restricted stock units have a value of $11.28 per share, which was the closing price on the grant date of August 26, 2010, and vest over three years, one-third on each anniversary date of the grant. Mr. Ratinoff only received a grant of 1,200 units as he joined the board during the fiscal year.

Deferred Compensation

Company directors are also eligible to participate in the Company’s Deferred Compensation Plan, which allows eligible directors to defer their fees and retainers payable for their service on the Board and Board committees.

In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal 2010:

Director Compensation in Fiscal 2010

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)	Total ($)
Theodore Allrich	66,667	37,490	—	—	—	—	104,157

John Gary Burke	30,000	29,340	—	—	—	—	59,340

Jerry F. Englert	45,000	40,750	—	—	—	—	85,750

Paul Grinberg	50,000	37,490	—	—	—	—	87,490

Nicholas A. Mosich	30,000	—	—	—	—	—	30,000

Thomas J. Pancheri	30,000	29,340	—	—	—	—	59,340

C. Michelle Paulus[4]	30,000	29,340	—	—	—	—	59,340

Edward J. Ratinoff[5]	5,000	100,012	—	—	—	—	105,012

Gordon L. Witter, Jr.	40,000	32,600	—	—	—	—	72,600

(1)	The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal 2010.
(2)

The stock awards included for each director above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NASDAQ closing price per share on the date such award was granted. The table below shows the award number of shares, the grant date, the per share fair value, and the total grant date fair value for the stock awards shown.

(3)

The amounts reported in this column consisted of above-market interest paid pursuant to the Company’s Deferred Compensation Plan. In accordance with applicable SEC regulations, the reported above-market interest consists of earnings in the interest method of accrual in our Deferred Compensation Plan to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

(4)	Ms. Paulus was a director for all of the 2010 fiscal year but resigned June 2010.
(5)	Mr. Ratinoff joined the Board effective April 12, 2010.

Grants of Plan-Based Awards in 2010

The table below shows all plan-based awards that the Company made during fiscal 2010 to the Directors.

Name and Principal Position	Year	Grant Date	Non-equity Incentive Plan ($)	Restricted Stock Awards	Option Awards: Number of Shares Underlying Option	Exercise or Base Price of Option Awards ($/per Share)	Grant Date Fair Value of Option Awards ($)
Theodore Allrich	2010	9/24/09	—	4,600	—	8.15	$37,490
John Gary Burke	2010	9/24/09	—	3,600	—	8.15	29,340
Jerry F. Englert	2010	9/24/09	—	5,000	—	8.15	40,750
Paul Grinberg	2010	9/24/09	—	4,600	—	8.15	37,490
Nicholas A. Mosich	2010	—	—	—	—	—	—
Thomas J. Pancheri	2010	9/24/09	—	3,600	—	8.15	29,340
C. Michelle Paulus	2010	9/24/09	—	3,600	—	8.15	29,340
Edward J. Ratinoff	2010	5/20/10	—	7,058		14.17	100,012
Gordon L. Witter, Jr.	2010	9/24/09	—	4,000	—	8.15	32,600

Outstanding Equity Awards at the end of Fiscal 2010

This table shows the equity awards that have been previously awarded to each of the Directors and which remained outstanding as of June 30, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[6]
Theodore Allrich	1,708	—	4.19	4/2/2011	1,534	[1]	21,660
	11,010	—	10.00	12/30/2011	3,067	[2]	43,306
	5,807	—	10.00	6/30/2014	4,600	[3]	64,952
	6,900	—	9.50	7/25/2015	—		—
	7,500	—	9.20	8/22/2015	—		—
	6,900	—	7.35	7/24/2016	—		—
John Gary Burke	7,500	—	8.50	11/28/2015	1,200	[1]	16,944
	5,400	—	7.35	7/24/2016	2,400	[2]	33,888
	—	—	—	—	3,600	[3]	50,832
Jerry F. Englert	6,643	—	4.19	4/2/2011	1,666	[1]	23,524
	11,010	—	10.00	12/30/2011	3,334	[2]	47,076
	5,810	—	10.00	6/30/2014	5,000	[3]	70,600
	7,500	—	9.50	7/25/2015	—		—
	7,500	—	7.35	7/24/2016	—		—
Paul Grinberg	10,000	—	10.00	4/10/2014	1,534	[1]	21,660
	6,900	—	9.50	7/25/2015	3,067	[2]	43,306
	6,900	—	7.35	7/24/2016	4,600	[3]	64,952
Nicholas A. Mosich	—	—	—	—	6,667	[4]	94,138
Thomas J. Pancheri	2,656	—	4.19	4/2/2011	1,200	[1]	16,944
	4,404	—	10.00	12/30/2011	2,400	[2]	33,888
	5,807	—	10.00	6/30/2014	3,600	[3]	50,832
	5,400	—	9.50	7/25/2015	—		—
	5,400	—	7.35	7/24/2016	—		—
Edward J. Ratinoff	—	—	—	—	7,058	[5]	99,659
Gordon L. Witter, Jr.	2,656	—	4.19	4/2/2011	1,200	[1]	16,944
	4,404	—	10.00	12/30/2011	2,667	[2]	37,658
	5,807	—	10.00	6/30/2014	4,000	[3]	56,480
	5,400	—	9.50	7/25/2015	—		—
	5,400	—	7.35	7/24/2016	—		—

(1)	These shares were granted on October 20, 2007 and vest in one-third increments on each of the first three anniversaries of the date of grant.
(2)	These shares were granted on August 21, 2008 and vest in one-third increments on each of the first three anniversaries of the date of grant.
(3)	These shares were granted September 24, 2009 and vest in one-third increments on each of the first three anniversaries of the date of grant.
(4)	These shares were granted June 25, 2009 and vest in one-third increments on each of the first three anniversaries of the date of grant.
(5)	These shares were granted May 20, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
(6)	The values contained in this column were calculated by multiplying the number of shares by $14.12, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction: Overview and Process

The Compensation Committee of the Company’s Board of Directors is responsible for designing and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Committee establishes all forms of compensation, including the base salary, bonus, and both the value of the equity award and the mix of equity vehicles for the Company’s executives including the Named Executives consisting of the company’s Chief Executive Officer, Chief Financial Officer and the three most highly paid executive officers based on 2010 compensation. References to “executives” in this Compensation Discussion and Analysis, includes the Named Executives, unless otherwise specified.

The Company provides for a base salary that was determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Bank used its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. In certain situations, the employment agreement defines annual base salary increases. The Compensation Committee reviews all executive base salaries annually.

Objectives of Our Compensation Programs

The Company’s compensation programs have been designed with the following objectives in mind:

•

Total compensation amounts should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while also being consistent with the Company’s objective of maintaining a competitive and efficient cost structure.

•

A substantial portion of each executive’s pay should be performance-based compensation that is variable based on the Company’s annual and long-term operating performance and long-term shareholder returns, and should be aligned with the Company’s business strategy.

•	Compensation should be commensurate with the role, scope, and complexity of each executive’s position relative to other executives and employees.

The Company’s compensation programs reflect its position as a growing company in the highly competitive, dynamic and consolidating financial services industry. The Company uses a variety of elements to support the objective of making compensation sufficiently competitive to attract and retain top talent, provide incentives and rewards to executives, and ensure that management’s interests are aligned with shareholder interests.

Setting Compensation Levels

The Company provides for a base salary that was determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Company used its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Mr. Garrabrants’ employment agreement defines annual base salary only for the 2008 fiscal year. Mr. Micheletti’s employment agreement defines annual base salary for the 2010 fiscal year only. The Compensation Committee reviews all executive base salaries annually.

The following table summarizes the primary elements of the Company’s direct compensation arrangements and how they support the Company’s other compensation objectives in the short and long term:

Components of Direct Compensation

Element	Character	How Objectives Are Met
Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash & Deferred Bonus)	Short Term	Varies based on the Company’s attaining of annual performance measures that are aligned with the business strategy and shareholders’ interests.
Stock Options	Long Term	Varies based on long-term stock price performance and promotes shareholders’ interests.
Restricted Stock	Long Term	Varies based on long-term total shareholder return and promotes shareholders’ interests.

Salary and Annual Incentive Compensation

The Company provides each Named Executive with a base salary that is commensurate with the role, scope, and complexity of his position relative to other executives and employees. In establishing salaries for the named officers and other executives, the Compensation Committee reviews (i) the historical performance of those officers and other executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial services organizations which are comparable, in terms of asset-size, capitalization and performance to the Bank. Another factor, which is considered in establishing salaries of executive officers, is the cost of living in Southern California, which generally is higher than in other parts of the country.

The Company sets annual cash and deferred bonus ranges for each Named Executive based on annual Company performance measures established by the Compensation Committee pursuant to the executive’s employment agreement or when merited. The employment agreement bonuses paid to Named Executives are determined based on a pre-established formula measuring the Company’s performance against criteria that we believe are drivers for creating shareholder value and achieving the Company’s strategic goals.

Long-term Equity Incentive Compensation

The Company designed its 2004 Stock Incentive Plan (the “2004 Plan”) with a focus on aligning Named Executive incentives with long-term shareholder value. A combination of stock options and restricted stock awards are used by the Company to create a long-term incentive program. Performance shares are also available for award in the future under the 2004 Plan.

When establishing each Named Executive’s total long-term equity incentive award, the Committee first sets a number of option shares for each Named Executive’s aggregate equity award. The Company’s philosophy is to pay its employees competitively, and as a result the Committee does not consider the amount of stock owned by our Named Executives from prior awards when determining the amount of their annual equity awards. The Named Executive’s equity award may be converted by the Compensation Committee into a number of shares of restricted stock and stock options.

Stock Options and Restricted Stock

Company stock options have an exercise price equal to the NASDAQ-reported closing price of our common stock on the date of grant. The stock options granted under the 2004 Plan vest over four years, one-fourth on the first anniversary of the award and then one forty-eighth monthly until fully vested. Company stock options generally expire ten years after the grant date, unless they are first exercised. The expiration period is also accelerated if the holder’s employment with us terminates under certain circumstances.

The restricted stock and restricted stock unit awards granted under the 2004 Plan generally vest over three years, one-third on each one-year anniversary of the award. The initial restricted stock grant made to Mr. Garrabrants vests over four years, one-fourth at the end of each fiscal year.

Deferred Compensation Plan

The Company also sponsors an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows Named Executives and certain other highly compensated employees to defer all or a portion of their base salary, bonus, and other compensation after it vests. Balances in the plan receive earnings accrual credits. All credits to the Deferred Compensation Plan represent a Named Executive’s compensation previously earned and deferred; the Company does not provide any matching or similar credits. The plan was designed to allow Named Executives to defer some of their current income to help them with tax planning, and to assist the Company in attracting and retaining top executives by providing retirement benefits that are competitive within the Company’s peer group.

Summary Compensation Table

The following table shows all fiscal 2010 compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer, and other three most highly paid executive officers based on fiscal 2010 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executives.” Annual Compensation includes amounts deferred at the Named Executive’s election.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqual. Deferred Compensation Earnings ($)[3]	All Other Comp. ($)[4]	Total ($)

Gregory Garrabrants	2010	311,363	171,000	669,600	—	—	—	—	1,151,963
President and	2009	311,910	171,000	268,400	—	—	—	—	751,310
Chief Executive Officer	2008	250,629	171,000	581,000	—	—	—	166,094	1,168,723
Gary Lewis Evans	2010	224,231	10,000	—	—	—	—	220,000	454,231
Former	2009	253,096	—	—	—	—	—	—	253,096
Chief Operating Officer	2008	245,385	—	—	—	—	712	—	246,097
Andrew J. Micheletti	2010	228,654	—	120,001	—	—	—	—	348,655
Executive Vice President and	2009	229,826	50,000	—	—	—	—	—	279,826
Chief Financial Officer	2008	211,923	50,000	—	—	—	427	—	262,350
Craig Cross	2010	159,012	34,500	30,009	—	—	—	—	223,521
Chief Operating Officer, 1st	—	—	—	—	—	—	—	—	—
Mortgage Lending	—	—	—	—	—	—	—	—	—
James H. Thomas	2010	152,237	25,593	20,005	—	—	—	—	197,835
Vice President,	2009	150,191	12,000	—	—	—	—	—	162,191
Finance	2008	85,769	8,000	—	—	—	—	13,020	106,789

(1)

Salaries for our Named Executives performance in 2009 and 2008 were established by our Compensation Committee. Effective January 1, 2010, Mr. Garrabrants’ salary was increased to $293,550. Effective July 1, 2009, Mr. Micheletti’s salary was increased to $205,000. The variations in the amounts shown as “Salary” for the Named Executives from listed salaries to actual in 2009 above reflect the impact of timing of payments by the Company’s bi-weekly payroll system.

(2)

The stock awards included for each named executive above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NASDAQ closing price per share on the date such award was granted. The table below shows the award number of shares, the grant date, the per share fair value, and the total grant date fair value for the stock awards shown.

(3)

The amounts reported in this column consisted of above-market interest paid pursuant to the Company’s Deferred Compensation Plan. In accordance with applicable SEC regulations, the reported above-market interest consists of earnings based on the interest method of accrual in our Deferred Compensation Plan to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

(4)

This column represents the amount of all compensation paid to the Named Executives that is not reported in any other column of the table. The $166,094 for Mr. Garrabrants and the $13,020 for Mr. Thomas represents moving expenses paid by the Company.

Grants of Plan-Based Awards in 2010

The table below shows all plan-based awards that the Company made during fiscal 2010 to the Named Executives.

		Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Stock on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory Garrabrants	10/22/2009	—	—	—	—	—	—	80,000	—	—	8.37	669,600
Gary Lewis Evans	—	—	—	—	—	—	—	—	—	—	—	—
Andrew J. Micheletti	10/22/2009	—	—	—	—	—	—	14,337	—	—	8.37	120,001
Craig Cross	9/24/2009	—	—	—	—	—	—	1,227	—	—	8.15	10,000
	1/21/2010	—	—	—	—	—	—	2,017	—	—	9.92	20,009
James H. Thomas	9/24/2009	—	—	—	—	—	—	1,227	—	—	8.15	10,000
	8/24/2009	—	—	—	—	—	—	1,662	—	—	6.02	10,005

(1)	All restricted stock grants vest over three years.

Outstanding Equity Awards at the end of Fiscal 2010

This table shows the equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of June 30, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[5]

Gregory Garrabrants	—	—	—	—	88,750	[1]	1,253,150
Gary Lewis Evans	—	—	—	—	—		—
Andrew J. Micheletti	26,250	—	4.19	4/2/11	14,337	[2]	202,438
	12,500	—	10.00	1/28/12	—		—
	20,000	—	10.00	6/30/14	—		—
	50,000	—	9.50	7/25/15	—		—
	19,583	417	7.35	7/24/16	—		—
Craig Cross	—	—	—	—	3,244	[3]	45,805
James H. Thomas	—	—	—	—	2,335	[4]	32,970

(1)

Consists of 20,750 restricted stock units granted on November 20, 2007,14,667 restricted stock units granted on April 23, 2008 and 26,667 restricted stock units granted on October 22, 2009. These grants vest on June 30, 2012. Additionally, 26,666 restricted stock units granted on October 22, 2009 vest on June 30, 2012.

(2)	These 14,337 restricted stock units were granted on October 22, 2009. All grants vest in one-third increments on each of the first three anniversaries of the date of grant.
(3)

Consists of 1,227 restricted stock units granted September 24, 2009 and 2,017 restricted stock units granted January 21, 2010. All grants vest in one-third increments on each of the first three anniversaries of the date of grant.

(4)

Consists of 1,108 restricted stock units granted August 21, 2009 and 1,227 restricted stock units granted September 24, 2009. All grants vest in one-third increments on each of the first three anniversaries of the date of grant.

(5)	The values contained in this column were calculated by multiplying the number of shares by $14.12, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2010.

Exercised Options and Vested Restricted Stock in Fiscal 2010

This table shows the stock options that were exercised by, and the restricted stock that vested for, each Named Executive during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gregory Garrabrants[1]	—	—	41,333	876,612

Gary Lewis Evans	179,009	1,039,319	—	—

Andrew J. Micheletti	—	—	—	—

Craig Cross	—	—	—	—

James H. Thomas[2]	—	—	554	3,812

(1)

Mr. Garrabrants chose to net settle his shares upon vesting, selling back to the Company 19,294 shares of the 41,333 vested shares to cover his income tax withholding and 20,750 shares were deferred receipt. Realized value includes all 62,083 shares that vested.

(2)	Mr. Thomas chose to net settle his shares upon vesting, selling back to the Company 238 shares of the 554 vested shares to cover his income tax withholding.

Nonqualified Deferred Compensation Plan

Effective January 1, 2003, we adopted the Bank of Internet USA Nonqualified Deferred Compensation Plan to provide designated key executive and management employees with an opportunity to defer additional compensation beyond the limitations imposed on our 401(k) plan by the Internal Revenue Code. The liabilities associated with the plan are unfunded and unsecured. Our Named Executives are currently eligible to participate and three currently participate in the plan. We also have a substantially similar deferred compensation plan for our outside directors, two of whom are currently participating.

Elective Deferrals - Our deferred compensation plan allows eligible employees to elect to defer up to 100% of their compensation, including commissions and bonuses. Although the plan provides that we may make discretionary contributions to a participant’s account, no such discretionary contributions have been made to date. Participant deferrals are fully vested at all times, and discretionary contributions, if any, will be subject to a vesting schedule specified by us.

Non-equity Incentive Plan Bonus Deferrals - Named Executives are awarded annual non-equity incentive bonuses based on quantitative criteria defined in the employment agreement. The criteria are based on the Bank’s profitability and asset growth. No more than one-half of the bonuses may be paid in cash and the remainder contributed to the Named Executive’s deferred compensation plan. The employment agreement defines a three-year vesting period for amounts contributed to the deferred compensation plan. No non-equity incentive bonuses awarded were deferred to Named Executives in fiscal 2009 or 2010. As provided by the employment agreement in 2003, the Company contributed a one-time amount to Named Executives deferred compensation plan. The deferred compensation and all earnings vest incrementally over a five-year period and was fully vested on July 1, 2008.

The table below shows the activity in the Deferred Compensation Plan during fiscal 2010 for the Named Executives.

Name and Principal Position	Executive Contributions In Fiscal 2010	Company Contributions In Fiscal 2010	Earnings In Fiscal 2010	Paid out In Fiscal 2010	Aggregate Balance At June 30, 2010	Vested Balance At June 30, 2010

Gregory Garrabrants	—	—	—	—	—	—
President and Chief Executive Officer

Gary Lewis Evans	$550	—	$203	$8,547	$1,189	$1,189
Former Chief Operating Officer

Andrew J. Micheletti	—	—	282	14,262	—	—
Executive Vice President and Chief Financial Officer

Craig Cross	—	—	—	—	—	—
Chief Operating Officer, 1st Mortgage Lending

James H. Thomas	—	—	—	—	—	—
Vice President, Finance

Potential Payments Upon Termination or Change in Control

This section discusses the incremental compensation that would be payable by the Company to each Named Executive in the event of a change-in-control of the Company or a termination of the Named Executive’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes:

(i)	that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2010, the last business day of fiscal 2010; and

(ii)	with respect to calculations based on the Company’s stock price, we used $14.12, which was the reported closing price of one share of the Company’s common stock on the NASDAQ on June 30, 2010.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.

The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

Various agreements and plans define each Named Executive’s rights and obligations in the event of a triggering event. For example, Named Executives may be a party to an agreement with the Company called an “employment agreement’ and may also be a party to an equity award agreement. The following is a general discussion of the primary categories of triggering events pursuant to the Company’s Named Executives’ employment agreements and the Company plans. Mr. Cross and Mr. Thomas are not parties to employment agreements with the Company.

Death or Disability

The Named Executives’ employment agreements generally provide that the Company shall make no further cash payments to the Named Executive, or his estate, in the event of death or disability, except payment of a death benefit of three times executive’s then-current annual salary. Generally, all vested stock option grants at the date of death or disability may be exercised by the beneficiaries of the Named Executive for a period of up to twelve (12) months after date of death or disability.

Upon death or disability, cash bonuses payable to a Named Executive are prorated based on the number of days of active service during the fiscal year prior to the triggering event. The Company’s performance continues to be measured against the applicable performance measures at the end of the applicable fiscal year.

Each Named Executive, or his beneficiaries, will receive payments or benefits under the Company’s Deferred Compensation Plan to the extent of their vested and accrued balances. The plan, including the Named Executives’ plan balances or accrued amounts, as applicable, are described in detail beginning on page 23 of this Proxy Statement. In general, this plan provides for either the payment of a lump-sum or installment payments. Between the date of the applicable triggering event and the date benefits are distributed, each Named Executive’s benefits under these plans continue to accrue earnings. In each Named Executive’s employment agreement, “termination due to disability” is generally defined as the Named Executive being unable to perform the essential functions of his job for a continuous period of 90 days.

For Mr. Garrabrants, in the event that his employment terminates by reason of disability, he shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all outstanding equity incentive awards including Restricted Stock Unit Awards granted to him, and (ii) his Short-Term Cash Incentive Award for the period in which the Termination Date occurs, prorated to the Termination Date, to be paid in a lump-sum within 30 days of termination, as such terms are defined in the plan.

Additionally, upon Mr. Garrabrants’ receipt of a Notice of Termination for Disability, he shall receive, at the option of Employer (i) his Annual Restricted Stock Unit Award for the period in which the Termination Date occurs, prorated to the Termination Date, or (ii) an equivalent amount of cash payable in a lump-sum at termination at the option of the Employer.

In the event of the death of Mr. Garrabrants, he shall have designated a beneficiary in writing or, in the absence of such a designation, his estate, shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit Awards granted to him, and (ii) his Short-Term Cash Incentive Award for the period in which Death occurs, prorated to date of Death, to be paid in a lump-sum within 30 days of termination.

Termination of Employment by the Company

In accordance with their employment agreements, if a Named Executive is terminated by the Company, without cause, he would be entitled to:

•	a severance payment equal to his then-current base monthly salary multiplied by twelve (12) and paid either as a lump-sum or in monthly installments, at the discretion of the Board of Directors;

•	accelerated vesting of all unvested portions of stock option and restricted stock awards; and

•

continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.

The Named Executive will receive payments or benefits under the Company’s Deferred Compensation Plan to the extent of his vested and accrued balances, as described in the death and disability section above.

For Mr. Garrabrants, in the event such officer’s employment is terminated by Employer Without Cause, or such officer resigns employment for Good Reason, within a period of 90 days after the occurrence of the event giving rise to Good Reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to him, (ii) his target Short-Term Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date to be paid in a lump sum within 30 days of termination, and (iii) payment of an amount equal to two times his then-current base salary, to be paid in lump sum within 30 days of termination.

In addition, upon Mr. Garrabrants’ receipt from Employer of a Notice of Termination Without Cause or Employer’s receipt from him of a Notice of Termination for Good Reason, he shall receive, at the option of Employer, either (iv) his Annual Restricted Stock Unit Award computed pursuant to contract, for the fiscal year in which the Termination Date occurs, except that to the extent that the ROE multiplier (if the quarter immediately prior to the Notice of Termination was a fiscal year end) or Prorated ROE Multiplier (if the quarter immediately prior to the Notice of Termination was not a fiscal year end) is less than one, the amount shall be computed assuming the product is equal to one or (iv) an equivalent amount of cash payable in a lump-sum at termination.

Termination by Company with “Cause” or by the Named Executive for any Reason

In accordance with each Named Executive’s employment agreement, if such Named Executive is terminated by the Company with “cause”, then the Named Executive would not be entitled to any cash severance payments. In addition, all of the Named Executive’s outstanding stock options, whether vested or unvested, and unvested shares of restricted stock, would be immediately forfeited and cancelled pursuant to the applicable equity award agreements. The employment agreements generally define “cause” to include (i) failure to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (v) actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove executive from office.

Cash bonus payments pursuant to the Company’s non-equity incentive plans would be prorated based on the number of days of active service during the calendar year prior to the termination. The Company’s performance continues to be measured against the applicable performance measures at the end of the applicable fiscal year.

If the Named Executive resigns his employment for any reason, the employment agreements and plan documents do not provide for any additional compensation or benefits for such Named Executive. However, the Named Executive would not forfeit his equity awards and other benefits, as described above.

For Mr. Garrabrants in the event he is terminated with “cause” or in the event that he terminates his employment for any reason, the following benefits shall be the only termination benefits he is entitled to from the Company: (i) all accrued but unpaid Base Salary and vacation benefits as of the Termination Date (“Accrued Benefits”) and (ii) any other benefits already vested as of the Termination Date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination (“Vested Benefits”).

In the event of Mr. Garrabrants’ Resignation Without Good Reason, he shall be entitled to payment of his Short-Term Cash Incentive Compensation earned for the period prior to resignation but unpaid at the time of resignation.

Upon a Change-in-Control of the Company

The Named Executives’ employment agreements do not provide for any additional compensation payable to the Named Executives in the event of a change-in-control of the Company. However, the Company’s Amended and Restated 1999 Stock Option Plan and the 2004 Plan provide that as of the consummation of a “corporate transaction,” all outstanding unvested stock options and unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that such awards are not assumed by the Company or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “corporate transaction” is generally defined in the plans as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a change-in-control of the Company.

For Mr. Garrabrants, during the term of his employment agreement, if within two years after a Change in Control, his employment is terminated (a) by Employer or Employer’s successor other than for Cause, Death or Disability or (b) by him for Good Reason, in either case, “a Change of Control Termination,” then:

(i) Employer shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three times the sum of (a) his then-current Base Salary and (b) his target Annual Short-Term Cash Incentive Compensation Award as in effect on the Termination Date, plus

(ii) any unvested equity incentive award including Restricted Stock Unit awards shall become immediately and fully vested.

Additionally, if Mr. Garrabrants receives a Notice of Termination and the termination when effective shall be a Change of Control Termination, Employer shall grant to him immediately upon receipt of the Notice of Termination, a Restricted Stock Unit Award, or if unable under the terms of extant equity compensation plan(s), an equivalent amount of cash, equal to two times his Annual Restricted Stock Compensation Award for the current fiscal year, except that to the extent that the ROE multiplier is less than one, the amount shall be computed assuming the product is equal to one.

If a Change in Control occurs and Mr. Garrabrants employment with Employer is terminated prior to a Change in Control other than for Cause, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then his termination shall be a Change of Control Termination and upon occurrence of the Change in Control, such officer shall be entitled to receive the payments as described above.

280G Tax Gross-Up

Our employment and change-in-control agreements with Mr. Garrabrants provide that if any Company payment made upon termination after a change-in-control of the Company constitutes an “excess parachute payment” under Section 280G of the Code, we would make a gross-up payment to the Named Executive. The gross-up payment would be equal to the amount necessary to cause the net amount retained by the Named Executive, after subtracting (i) the excise tax imposed on “excess parachute payments” by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount the named executive would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made. The amount of the Gross-Up Payment in no event shall exceed five hundred thousand ($500,000).

The following tables summarize the approximate value of termination payments and benefits that the Named Executives would have received if their employment had been terminated on June 30, 2010 under the circumstances specified:

Gregory Garrabrants

				Termination After Change-in-Control[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause ($)	Upon a Change-in- Control ($)[5]	Termination by Company for Any Reason or by Executive with Good Reason ($)	Termination by Executive without Good Reason ($)
Cash Severance[1]	22,581	609,681	—	903,231	22,581
Option Vesting[2]	—	—	—	—	—
Restricted Stock Vesting[3]	4,069,913	4,069,913	4,069,913	748,360	—
280G Tax Gross Up4	—	—	—	500,000	—
Total Value Upon Event	4,092,494	4,679,594	4,069,913	2,151,591	22,581

Total Value Upon CIC and Termination Events in Column D (Column C+D)				6,221,504

Total Value Upon CIC and Termination Event in Column E (Column C+E)					4,092,494

(1)

Mr. Garrabrants’ employment agreement provides for a lump sum cash payment in the amount of two times his annual salary, in the event we terminate his employment, without cause, prior to a change-in-control; or three times his annual salary and target bonus if within two years following a change-in-control, our successor terminates his employment for any reason or by Mr. Garrabrants for good reason. In addition, any accrued vacation is paid out.

(2)

Mr. Garrabrants’ employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor for any reason or by Mr. Garrabrants’ for good reason (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control). The value of stock option vesting reflected in the table is zero as Mr. Garrabrants’ does not have any stock options.

(3)

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 20,750 by $7.00, unvested shares of 14,667 by $6.10, unvested shares of 53,333 by $8.37, with any performance measures through the end of 2010 factored into the calculation for Death or Disability but not for a Change-in-Control using 240,000 shares at $14.12. Additionally, in the event of termination without cause, Mr. Garrabrants shall receive an additional stock grant equal to 53,000 shares, which brings his granted shares to his contract maximum of 500,000 shares.

(4)

Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Garrabrants. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Garrabrants, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Garrabrants would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made. The maximum gross-up payment under his contract is $500,000.

(5)

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because Mr. Garrabrants’ employment contract did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(6)

For a change-in-control and subsequent termination of Mr. Garrabrants’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Andrew J. Micheletti

				Termination After Change-in-Control[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)(5)	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance[1]	638,654	228,654	—	228,654	23,654
Option Vesting[2]	968	968	968	—	—
Restricted Stock Vesting[3]	727,894	727,894	727,894	—	—
280G Tax Gross Up4	—	—	—	—	—
Total Value Upon Event	1,367,516	957,516	728,862	228,654	23,654

Total Value Upon CIC and Termination Events in Column D (Column C+D)				957,516

Total Value Upon CIC and Termination Event in Column E (Column C+E)					752,516

(1)

Mr. Micheletti’s employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one time annual salary if we terminate his employment, without cause, prior to a change-in-control. In addition, any accrued vacation is paid out.

(2)

Mr. Micheletti’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control).

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 14,337 by $8.37, less $27,507 already expensed and unvested shares of 45,000 by $14.12.
(4)	Mr. Micheletti’s employment agreement does not provide for a gross-up payment under Section 280G of the Code.
(5)

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

(6)

For a change-in-control and subsequent termination of Mr. Micheletti’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee. The members of the Compensation Committee in 2010 were Gordon Witter, Jr., the Committee’s Chairman, John Gary Burke, Paul Grinberg and Thomas Pancheri, each of whom was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.

No Interlocks. No executive officer of the Company served on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Gordon L. Witter, Jr., Chairman
John Gary Burke
Paul Grinberg
Thomas J. Pancheri

RELATED TRANSACTIONS AND OTHER MATTERS

Related Party Transaction Policy and Procedures

Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company’s Board of Directors is responsible for reviewing and approving or ratifying all related party transactions that are subject to the policy. This written policy applies to certain transactions involving over $100,000 in any calendar year with related parties, which includes our officers, directors and director nominees, and members of their immediate family. The policy also applies to certain transactions with Company shareholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Board of Directors will take into account material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

Transactions with Our Directors

In the ordinary course of its business, Bank of Internet USA makes loans to and engages in other banking transactions including maintaining deposit accounts with its directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and do not present any other unfavorable features.

Legal Proceedings Involving Our Directors and Executive Officers

There were no legal proceedings involving our directors or executive officers at the date of the Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2010 fiscal year, except as follows: Director Ratinoff filed Form 3 late reporting his initial ownership of securities after joining the Board and filed one Form 4 late reporting a grant of restricted stock units; executive officer Michael Berengolts filed one Form 4 late reporting the sale of common stock.

COMPANY STOCK PERFORMANCE

The following graph compares the stock performance of our common stock, after our initial public offering starting July 1, 2005 through June 30, 2010, with that of (i) the companies included in the U.S. NASDAQ Index, and (ii) the banks included in the ABA NASDAQ Community Bank Index (ABAQ):

The graph assumes $100 is invested in BofI common stock on July 1, 2005 and in U.S. NASDAQ Index and ABAQ Index. The indexes assume reinvestment of dividends.

ITEM 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT PUBLIC ACCOUNTANTS

Crowe Horwath LLP (“Crowe”) serves as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2010. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee approved the engagement of Crowe to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2010.

A representative of Crowe will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.

The following table contains information regarding the aggregate fees charged to the Company by Crowe for audit services rendered in connection with the audited consolidated financial statements and reports for the 2010 and 2009 fiscal years.

	Fees Charged
Nature of Services	2010	2009
Audit fees[1]	$187,000	$177,000
Audit-related fees[2]	120,525	59,690
Tax fees[3]	63,807	22,160
All other fees[4]	—	5,226

	$371,332	$264,076

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Crowe.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees related to a SOX database.

The Audit Committee has concluded that the provision for non-audit services listed above is compatible with maintaining the independence of Crowe.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed of four directors who have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NASDAQ. In addition, the Board has determined that Mr. Grinberg is an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.

The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

1 . The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

2 . The Audit Committee has discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3 . The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence; and

4 . Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
Paul Grinberg, Chairman
Thomas J. Pancheri
Gordon L. Witter, Jr.
Nicholas A. Mosich

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders, including Form 10-K for the Company for the fiscal year ended June 30, 2010 is being mailed concurrently with this Proxy Statement to all Shareholders of record as of September 1, 2010. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2010 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BOFI HOLDING, INC., 12777 HIGH BLUFF DRIVE, SUITE 100, SAN DIEGO, CA 92130. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2010, are also available at our website, www.bofiholding.com and from the SEC at its website, www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We send some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at (800) 542-1061.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under SEC Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2011 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2010 Annual Meeting. However, if the date of our Annual Meeting in 2011 changes by more than 30 days from the date on which our 2010 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2011 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

Our Corporate Secretary must receive shareholder proposals or nominations in writing at the executive offices of the Company at 12777 High Bluff Dr., Suite 100, San Diego, California 92130, Attention: Corporate Secretary.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and Chief Executive Officer

September 27, 2010

D I R E C T I O N S

BOFI HOLDING, INC.

ANNUAL MEETING OF SHAREHOLDERS

October 21, 2010

Estancia La Jolla Hotel

9700 N. Torrey Pines Road

La Jolla, California 92037

Parking at Estancia La Jolla Hotel will be by valet only. The cost of valet parking, including gratuity, will be covered by the Company – your valet ticket will be validated upon registration.

From the North – Del Mar	From the South – Downtown San Diego
Take Interstate 5 South Exit at Genesee Ave Take Genesee Ave West (Right) Turn Left on N Torrey Pines Rd Turn Right on Estancia La Jolla/Pangea Dr	Take Interstate 5 North Exit at Genesee Ave Take Genesee Ave West (Left) Turn Left on N Torrey Pines Rd Turn Right on Estancia La Jolla/Pangea Dr

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF THE SHAREHOLDERS

BofI Holding, Inc.

October 21, 2010

The undersigned hereby appoints Jerry F. Englert and Nicholas A. Mosich or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of BOFI Holding, Inc. (the “Company”) to be held October 21, 2010 at 2:00 PM, local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.	Election of Directors. To elect the following two nominees to serve as Class III Directors for a three-year term until the 2013 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Edward J. Ratinoff                                                                                                          Gordon L. Witter, Jr.

ELECTION OF DIRECTORS

☐ FOR all nominees listed	☐ WITHHOLD vote for all nominees listed	☐ *EXCEPTIONS

*	(Instruction: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)

2.	Ratification of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board recommends that you vote FOR the above election of directors and FOR the ratification of Crowe Horwath LLP as our independent registered public accounting firm. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.

Date and sign exactly as name(s) appear(s) on this proxy. If you are signing for an estate, a trust, a corporation or other type of entity, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:		2010

Signature

Signature